BY-LAW NO. 2

A BY-LAW RELATING TO ADVANCE NOTICE OF NOMINATIONS OF PERSONS
FOR ELECTION TO THE BOARD OF DIRECTORS OF
BURCON NUTRASCIENCE CORPORATION (THE "CORPORATION")

BE IT ENACTED as a By-Law of the Corporation as follows:

Section One
NOMINATION OF DIRECTORS

1.01 Only persons who are nominated in accordance with the procedures set out in this Section 1 shall be eligible for election as directors to the board of directors (the "Board") of the Corporation. Nominations of persons for election to the Board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose which includes the election of directors to the Board, as follows:

(a)	by or at the direction of the Board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act (Yukon) (the "Act") or a requisition of shareholders made in accordance with the provisions of the Act; or

(c)

by any person entitled to vote at such meeting (a "Nominating Shareholder"), who: (A) is, at the close of business on the date of giving notice provided for in Section 1.03 below and on the record date for notice of such meeting, either entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) has given timely notice in proper written form as set forth in this Section 1.

1.02 For the avoidance of doubt, the foregoing Section 1.01 shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation.

1.03 For a nomination made by a Nominating Shareholder to be timely notice (a "Timely Notice"), the Nominating Shareholder's notice must be received by the corporate secretary of the Corporation (the "Corporate Secretary") at the principal executive offices of the Corporation:

(a)

in the case of an annual meeting of shareholders, not later than the close of business on the 30th day and not earlier than the opening of business on the 65th day before the date of the meeting: provided, however, if the first public announcement made by the Corporation of the date of the annual meeting is less than 50 days prior to the meeting date, not later than the close of business on the 10th day following the day on which the first public announcement of the date of such annual meeting is made by the Corporation; and

(b)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the Board, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting is made by the Corporation.

1.04 The time periods for giving of a Timely Notice shall in all cases be determined based on the original date of the annual meeting or the first public announcement of the annual or special meeting, as applicable.

1.05 To be in proper written form, a Nominating Shareholder's notice to the Corporate Secretary must comply with all the provisions of this Section 1.05 and:

(a)	disclose or include, as applicable, as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a "Proposed Nominee"):

(i) their name, age, business and residential address, principal occupation or employment for the past five years;

(ii)

their direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Corporation, including the number or principal amount and the date(s) on which such securities were acquired;

(iii)

any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Proposed Nominee or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee and the Nominating Shareholder; and

(iv)

any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or as required by applicable securities law;

(b)	disclose or include, as applicable, as to each Nominating Shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made:

(i)

their name, business and residential address and direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Corporation, including the number or principal amount and the date(s) on which such securities were acquired;

(ii)

their interests in, or rights or obligations associated with, an agreement, arrangement or understanding, the purpose or effect of which is to alter, directly or indirectly, the person's economic interest in a security of the Corporation or the person's economic exposure to the Corporation;

(iii)

any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Nominating Shareholder or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Nominating Shareholder and any Proposed Nominee;

(iv)

any proxy, contract, arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board;

(v)

a representation that the Nominating Shareholder is a holder of record of securities of the Corporation, or a beneficial owner, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination;

(vi)

a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Corporation in support of such nomination;

(vii)

any other information relating to such person that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to the Act or as required by applicable securities law; and

(c)

be accompanied by a questionnaire, representation and agreement as required by Section 1.06 below, duly completed and signed, and a written consent duly signed by each Proposed Nominee to being named as a nominee and to serve as a director of the Corporation, if elected.

1.06 A completed questionnaire as required by Section 1.05(c) shall be in the form provided by the Corporate Secretary (upon written request of the Nominating Shareholder), and shall include:

(a)	information regarding the background, independence and qualification of each Proposed Nominee and the background of each Nominating Shareholder; and

(b)

a written representation and agreement (in the form provided by the Corporate Secretary upon written request of the Nominating Shareholder) confirming, among other things, that such Proposed Nominee is not and will not become a party to any agreement, arrangement or understanding with, or has not given any commitment or assurance to, any person, as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, or with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation, that has not been disclosed to the Corporation.

1.07 Notwithstanding Section 12 of By-Law No. 1 of the Corporation, any notice, or other document or information required to be given to the Corporate Secretary pursuant to this Section 1 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the Corporate Secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary at the address of the principal executive offices of the Corporation, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

1.08

(a)

Despite any other provision of this Section 1, if the Nominating Shareholder (or a qualified representative of the Nominating Shareholder) does not appear at the meeting of shareholders of the Corporation to present the nomination of the Proposed Nominee, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(b)

Nothing in this Section 1 shall obligate the Corporation or the Board to include in any proxy statement or other shareholder communication distributed by or on behalf of the Corporation or the Board any information with respect to any proposed nomination or any Nominating Shareholder or Proposed Nominee.

(c)	The Board may, in its sole discretion, waive any requirement of this Section 1.

(d)

For the purposes of this Section 1, "public announcement" means disclosure in a press release disseminated by the Corporation through a national news service in Canada, or in a document filed by or on behalf of the Corporation for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

(e)	This Section 1 is subject to, and should be read in conjunction with, the Act and the articles of the Corporation (the "Articles"). If there is any conflict or inconsistency between any provision of the Act or the Articles and any provision of this Section 1, the provision of the Act or the Articles will govern.

(f)

Despite any other provision of this Section 1, this Section 1 shall not apply to the annual and special meeting of shareholders of the Corporation to be held on September 10, 2014 or any adjournment or postponement thereof.

MADE by the Board on July 24, 2014.

"Allan Yap"
Chairman

CONFIRMED by the shareholders in accordance with the Act on September 10, 2014.

"Dorothy Law"
Secretary